Exhibit 99.1

First National Reports Earnings and Asset Growth in Excess of 40% for First Quarter of 2006

          SPARTANBURG, S.C., April 12 /PRNewswire-FirstCall/ -- First National Bancshares, Inc. (Nasdaq: FNSC)(www.firstnational-online.com), the bank holding company for First National Bank of the South, today reported earnings of $697,000, for the quarter ended March 31, 2006, an increase of 44.6% over net income of $482,000 reported for the same period in 2005.

          Earnings per diluted share for the quarter were $0.18 compared to $0.14 per diluted share for the same period last year.

          Total assets exceeded $350 million during the quarter and were at $359.2 million as of March 31, 2006, compared to $256.6 million as of March 31, 2005, an increase of $102.6 million or 40.0%.  Loans grew to a total of $288.0 million, an increase of 38.0% over total loans on March 31, 2005, of $208.7 million.  Deposits were $294.3 million as of March 31, 2006, compared to $203.9 million on March 31, 2005, or an increase of 44.4%.

          Jerry L. Calvert, President and CEO, said, “We are pleased with the results for the first quarter.  We were able to exceed the performance that we recorded last year for this same period, while maintaining the strong credit quality of our loan portfolio.”

          Mr. Calvert continued, “As we begin our seventh year of banking operations, we are excited about our future prospects for earnings and asset growth.  In 2006, we will continue to focus on our expansion strategy as we devote resources to each of our markets and our customer base.”

          The net interest margin for the quarter increased by 14 basis points over the same period last year from 3.52% to 3.66%.  The continued increase in the net interest margin is attributable to the increases in the prime lending rate, growth in the loan portfolio, and the asset sensitive nature of the balance sheet.

          Net interest income for the quarter improved by 47.1%, or $962,000, compared to the same period in 2005 due primarily to an increase of $86.4 million in average earning assets since the same period in 2005.  The growth in earning assets is due largely to the increases in the commercial loan portfolio resulting from strong loan production in the Spartanburg market, as well as from the newly-opened loan production offices in Columbia, Greenville and Daniel Island.

          The growth in earning assets since 2005 was funded primarily by an increase of $90.4 million in deposits, or an increase of 44.4%, over the same period in 2005.  In addition, $6.3 million in proceeds was received from the secondary stock offering, which closed in December 2005, and $7.0 million in proceeds was received on March 29, 2006, from a pooled trust preferred securities offering.  Following these issuances, consolidated regulatory capital was approximately $39 million as of March 31, 2006.

          The efficiency ratio (noninterest expense divided by the sum of net interest income and noninterest income) increased slightly from 58.75% in the first quarter of 2005 to 60.37% in the first quarter of 2006.  This increase is due to noninterest expense increasing $717,000, or 50.9%, over the same period last year.  This is the result of continued expansion through branching and loan production offices, as well as the corresponding increase in supporting infrastructure.

          First National Bancshares, Inc. is a $350 million-asset bank holding company based in Spartanburg, South Carolina.  Its stock is traded on the NASDAQ National Market under the symbol FNSC.  It was incorporated in 1999 to conduct general banking business through its wholly-owned subsidiary, First National Bank of the South. First National’s stock price closed at $17.93 per share on April 11, 2006.

          First National Bank of the South provides a wide range of financial services to consumer and commercial customers through two divisions. The banking division operates four full-service offices, three in Spartanburg County and one in Mount Pleasant, as well as loan production offices in Columbia, Daniel Island and Greenville, South Carolina. First National has also received approval from the Office of the Comptroller of the Currency to open its fifth full-service branch and Greenville market headquarters at 3401 Pelham Road in Greenville, South Carolina.

          The Greenville loan production office also houses the small business lending division. This division operates under the name First National Business Capital and provides small business lending services to customers in the Carolinas and Georgia. First National also offers trust and investment management services to its customers through an alliance with Colonial Trust Company which has offices in Spartanburg and Greenville. Additional information about First National is available from its media room at http://firstnational-online.mediaroom.com.

          Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations and confidence in our loan quality, as well as any other statements that are not historical facts and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause or contribute to such differences, please see First National’s filings with the Securities and Exchange Commission.

          Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. First National undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

First National Bancshares, Inc.

	For the Quarter Ended March 31,

Income Statement Data (unaudited) (Dollars in Thousands,Except Per Share Data)	2006	2005	Increase/ (Decrease)

Net interest income	$3,005	$2,043	47.1%
Provision for loan losses	343	271	26.6%
Noninterest income	518	357	45.1%
Noninterest expense	2,127	1,410	50.9%
Net income	$697	$482	44.6%
Net interest margin(1)	3.66%	3.52%	4.0%
Return on average assets(1)	0.82%	0.80%	2.5%
Return on average equity(1)	12.34%	13.67%	(9.7)%
Efficiency ratio(1)	60.37%	58.75%	2.8%
Net charge-offs to average total loans(1)	0.07%	0.05%	40.0%
Earnings per diluted share(2)	$0.18	$0.14	28.6%
Weighted average shares outstanding
Basic(2)	3,141,183	2,704,269	16.2%
Diluted(2)	3,871,172	3,406,239	13.6%

	As of March 31,

Selected Balance Sheet Data (unaudited) (Dollars in Thousands, Except Per Share Data)	2006	2005	Increase/ (Decrease)

Assets	$359,181	$256,580	40.0%
Loans, net of unearned income	287,987	208,682	38.0%
Allowance for loan losses	3,014	2,504	20.4%
Deposits	294,352	203,901	44.4%
Shareholders’ equity	22,745	14,050	61.9%
Book Value per share(2)	$7.11	$5.20	36.7%

(1)	Annualized for the three month periods.
(2)	Amounts for the quarter or as of March 31, 2005 have been restated for the 3 for 2 stock split distributed on January 18, 2006.

SOURCE  First National Bancshares, Inc.
          -0-                              04/12/2006
          /CONTACT:  Jerry L. Calvert of First National Bank of the South,
+1-864-594-5690, or cell, +1-864-590-8858/
          /Web site:  http://www.firstnational-online.com
                            http://firstnational-online.mediaroom.com /